Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Melissa Merrill
Financial Dynamics
(212) 850-5600
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD
SECOND QUARTER SALES AND EARNINGS
~ Second Quarter Net Income Increases 16% ~
~ Second Quarter Sales Increase 8% ~
     ROCHESTER, N.Y. — October 18, 2005 — Monro Muffler Brake, Inc. (Nasdaq: MNRO) a leading provider of automotive undercar repair and tire services, today announced record financial results for the second quarter and six months ended September 24, 2005.
     Second quarter sales increased 8.2% to a record $95.6 million, compared to $88.4 million last year, due to a .9% comparable store sales increase and a $7.9 million contribution from new stores. Comparable store sales were driven by an approximate 12% increase in comparable store tire sales and approximately 6% growth in the comparable store maintenance service category. These gains were partially offset by softer comparable store sales in higher ticket services such as brakes and exhaust.
     Gross profit in the second quarter increased 7.8% to $39.7 million versus $36.9 million last year. Gross margin remained relatively stable at 41.6% compared to 41.7% in the year ago period despite vendor price increases on oil and tires and a shift in sales mix to lower margin service and tire categories. The Company’s ability to sustain recently implemented price increases helped to offset these pressures on gross margin. Selling, general, and administrative expenses, as a percentage of sales, improved to 28.0% compared to 28.9% last year partially due to fixed cost leverage, as well as a decrease in health insurance and Sarbanes-Oxley compliance costs compared to the prior year. Taken together, the above factors contributed to a 14.7% increase in operating income and an 80 basis point improvement in operating margin compared to last year.
     Net income increased 16.4% to a record $7.6 million compared to $6.5 million last year. Earnings per diluted share grew 13.3% to $.51, in line with the Company’s previous estimate, versus $.45 last year. The Company opened three new stores during the quarter and closed three stores, ending the quarter with 625 stores.
     For the six month period, net sales increased 8.2% to $190.3 million versus $175.8 million last year. Net income for the six months gained 14.8% to $15.4 million while earnings per diluted share increased 12.0% to $1.03 compared to $.92 last year.
     Robert G. Gross, President and Chief Executive Officer, commented, “Continued strong results from our tire and maintenance service categories allowed us to deliver another record quarter. Importantly, we maintained our gross margin despite an increase of these lower margin categories in our overall sales mix. Both tires and maintenance services have been consistently important contributors to our business. We are particularly pleased with our progress in the tire category where our expertise and ability to serve our customers have been greatly enhanced by the learning gained from our most recent acquisitions, and we continue to seek similar acquisition candidates to expand and further improve our existing business.”
     Based upon year to date results and current trends, the Company now anticipates comparable store sales growth for the full fiscal year to be in the range of 2% to 3% versus the Company’s original 3% to 5% estimate. This translates into earnings per diluted share at the low end of the $1.52 to $1.60 range that was outlined at the beginning of the fiscal year and compares to $1.35 per share last year. For the third quarter, the Company currently expects earnings per diluted share to range from $.25 to $.27 versus $0.24 last year.
     “Declining consumer confidence and higher energy prices have caused customers to defer certain major maintenance purchases, and this was particularly apparent in the month of September. However, based on the past two weeks’ sales and our past experience, we are confident that these sales have been only deferred and not lost. As such, we expect to see the benefit in the future either when consumer confidence improves or these purchases can no longer be delayed. We believe our dedicated customer service, efficient operating model, and proven growth strategy will allow us to continue to gain market share and outperform our industry regardless of external market conditions,” Mr. Gross concluded.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 624 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties, which may cause the Company’s actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company’s stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company’s SEC reports which include the report on Form 10K for the fiscal year ended March 26, 2005.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal September

	2005	2004	% Change
		Restated
Sales	$95,641	$88,421	8.2%

Cost of sales, including distribution and occupancy costs	55,897	51,545	8.4

Gross profit	39,744	36,876	7.8

Operating, selling, general and administrative expenses	26,777	25,571	4.7

Operating income	12,967	11,305	14.7

Interest expense, net	810	588	37.7

Other (income) expense, net	(122)	171

Income before provision for income taxes	12,279	10,546	16.4

Provision for income taxes	4,666	4,008	16.4

Net income	$7,613	$6,538	16.4

Diluted earnings per common share	$.51	$.45	13.3%

Weighted average number of diluted shares outstanding	14,986	14,515

Number of stores open, (at end of quarter)	625	606

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended Fiscal September

	2005	2004	% Change
		Restated
Sales	$190,266	$175,768	8.2%

Cost of sales, including distribution and occupancy costs	109,819	101,867	7.8

Gross profit	80,447	73,901	8.9

Operating, selling, general and administrative expenses	53,678	50,854	5.6

Operating income	26,769	23,047	16.1

Interest expense, net	1,692	1,174	44.2

Other expense, net	303	292

Income before provision for income taxes	24,774	21,581	14.8

Provision for income taxes	9,414	8,201	14.8

Net income	$15,360	$13,380	14.8

Diluted earnings per common share	$1.03	$.92	12.0%

Weighted average number of diluted shares outstanding	14,926	14,518

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	September 24,	March 26,
	2005	2005

Assets

Current assets

Cash	$3,765	$888

Inventories	62,420	59,753

Other current assets	18,194	16,878

Total current assets	84,379	77,519

Property, plant and equipment, net	163,345	164,309

Other noncurrent assets	43,567	43,157

Total assets	$291,291	$284,985

Liabilities and Shareholders’ Equity

Current liabilities	$52,292	$50,361

Long-term debt	43,490	55,438

Other long-term liabilities	10,799	11,697

Total liabilities	106,581	117,496

Total shareholders’ equity	184,710	167,489

Total liabilities and shareholders’ equity	$291,291	$284,985

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